Exhibit 99.2

STELMAR SHIPPING LTD. AND SUBSIDIARIES

REPORT OF INDEPENDENT AUDITORS

To: Board of Directors of

STELMAR SHIPPING LTD.

We have audited the accompanying consolidated balance sheets of STELMAR SHIPPING LTD., a Liberian company, and subsidiaries (the “Company”), as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders’ equity and cash flows for the two years then ended. Our audits also included the condensed financial information listed in the Index as Schedule I. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. The consolidated financial statements and Schedule I of the Company as of December 31, 2001 and for the year then ended were audited by other auditors who have ceased operations as a foreign associated firm of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants. Those auditors expressed an unqualified opinion on those financial statements and Schedule I in their report dated February 1, 2002.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of STELMAR SHIPPING LTD. and its subsidiaries at December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for the two years then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

March 3, 2004

The audit report of Arthur Andersen, our former independent auditors, which is set forth below, is included in this Annual Report for purposes of including the opinion of Arthur Andersen on our financial statements for the years ended December 31, 2000 and 2001.

The audit report set forth below is a copy of the audit report dated February 1, 2002, rendered by Arthur Andersen that was included in our Annual Report on Form 20-F for 2001 filed on April 8, 2002.  We are including this copy of the February 1, 2002, Arthur Andersen audit report pursuant to Rule 2-02(e) of Regulation S-X under the Securities Exchange Act of 1934.  Your ability to assert claims against Arthur Andersen based on its report may be limited.  This audit report has not been reissued by Arthur Andersen in connection with this Annual Report.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: STELMAR SHIPPING LTD.

We have audited the accompanying consolidated balance sheets of STELMAR SHIPPING LTD., a Liberian company, and Subsidiaries (the “Company”) as of December 31, 2000 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended 31 December 31, 2001.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STELMAR SHIPPING LTD. and its Subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with the United States generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN

Athens, Greece,

February 1, 2002

STELMAR SHIPPING LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of U.S. Dollars)

	2002	2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$36,123	$36,463
Accounts receivable - trade, net	6,888	7,075
Insurance claims (Note 5)	855	18,422
Inventories	1,551	1,412
Advances to employees (Note 3)	232	651
Prepayments and other	2,670	3,636
Total current assets	48,319	67,659

FIXED ASSETS:
Advances for vessels under construction (Note 4)	15,088	88,071
Vessels (Note 5)	858,876	872,463
Accumulated depreciation (Note 5)	(112,712)	(149,019)
Net Book Value	746,164	723,444
Property and equipment, net	1,581	1,343
Total fixed assets	762,833	812,858

RESTRICTED CASH	—	750

DEFERRED CHARGES, net (Note 6)	12,205	16,154

Total assets	$823,357	$897,421

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt (Note 8)	$74,758	$55,003

Accounts payable-
Trade (Note 5)	6,131	17,577
Other	50	133
	6,181	17,710
Accrued liabilities (Note 7)	3,316	2,430
Accrued bank interest	2,943	2,244
Financial instruments fair value (Note 14)	7,950	5,122
Unearned revenue	2,210	3,424
Total current liabilities	97,358	85,933

LONG-TERM DEBT, net of current portion (Note 8)	413,851	452,647

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 20,000,000 shares authorized, none issued.	—	—
Common stock, $0.02 par value; 25,000,000 shares authorized; 16,819,750 and 17,305,687 issued and outstanding at December 31, 2002 and December 31, 2003, respectively.	336	346
Additional paid-in capital	215,635	222,598
Accumulated other comprehensive income / (loss) (Note 14)	(7,940)	(4,774)
Retained earnings	104,117	140,671
Total stockholders’ equity	312,148	358,841

Total liabilities and stockholders’ equity	$823,357	$897,421

The accompanying notes are an integral part of these consolidated statements.

STELMAR SHIPPING LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Expressed in thousands of U.S. Dollars - except share and per share data)

	2001	2002	2003
REVENUES:
Revenue from vessels	$111,198	$160,210	$176,248
Voyage expenses	(8,743)	(8,129)	(9,533)
Revenue on a time charter basis	102,455	152,081	166,715
Commissions	(2,551)	(3,702)	(4,324)
Revenue from vessels, net	99,904	148,379	162,391
EXPENSES:
Vessel operating expenses	23,093	39,816	44,371
Depreciation (Note 5)	21,755	34,644	39,394
Amortization of deferred charges (Note 6)	960	3,211	4,646
General and administrative expenses	4,583	7,824	9,433
Provision for doubtful accounts	—	492	1,065
Insurance deductibles	—	421	603
Operating income	49,513	61,971	62,879

OTHER INCOME (EXPENSES):
Interest and finance costs, net (Notes 6, 8 and 12)	(17,089)	(18,826)	(16,880)
Interest income	1,555	281	327
Foreign currency losses, net	(129)	(366)	(360)
Loss on sale of vessel (Note 13)	—	—	(7,270)
Other, net	163	226	(65)
Total other income (expenses), net	(15,500)	(18,685)	(24,248)

Net income	$34,013	$43,286	$38,631

Earnings per share, basic (Note 11)	$3.31	$2.84	$2.25

Weighted average number of shares, basic	10,290,028	15,262,194	17,195,152

Earnings per share, diluted (Note 11)	$3.29	$2.83	$2.24

Weighted average number of shares, diluted	10,353,810	15,314,250	17,278,889

The accompanying notes are an integral part of these consolidated statements.

STELMAR SHIPPING LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31,  2001, 2002 AND 2003

(Expressed in thousands of U.S. Dollars – except share and per share data)

	Comprehensive Income	Capital Stock	Additional Paid in Capital	Accumulated Other Comprehensive Income / (Loss)	Retained Earnings	Total

BALANCE, December 31, 2000		$76	$55,064	$(227)	$34,653	$89,566
Cumulative effect of measurement of fair value of financial instruments at January 1, 2001	(561)	—	—	(561)	—	(561)
Issuance of common stock		161	96,438	—	—	96,599
Expenses related to the issuance of common stock		—	(8,363)	—	—	(8,363)
Reinvestment of earnings		—	6,831	—	(6,831)	—
Net income	34,013	—	—	—	34,013	34,013
Other comprehensive income
— Fair value of financial instruments	(1,939)	—	—	(1,939)	—	(1,939)
— Currency translation adjustments	133	—	—	133	—	133
Comprehensive income	$32,207
BALANCE, December 31, 2001		$237	$149,970	$(2,594)	$61,835	$209,448
Issuance of common stock		99	69,131	—	—	69,230
Expenses related to the issuance of common stock		—	(4,470)	—	—	(4,470)
Reinvestment of earnings		—	1,004	—	(1,004)	—
Net income	43,286	—	—	—	43,286	43,286
Other comprehensive income
— Fair value of financial instruments	(5,450)	—	—	(5,450)	—	(5,450)
— Currency translation adjustments	104	—	—	104	—	104
Comprehensive income	$37,940
BALANCE, December 31, 2002		$336	$215,635	$(7,940)	$104,117	$312,148
Issuance of common stock		10	6,963	—	—	6,973
Net income	38,631	—	—	—	38,631	38,631
Dividends paid (US dollars 0.12 per share)	—	—	—	—	(2,077)	(2,077)
Other comprehensive income
— Fair value of financial instruments	3,065	—	—	3,065	—	3,065
— Currency translation adjustments	101	—	—	101	—	101
Comprehensive income	$41,797
BALANCE, December 31, 2003		$346	$222,598	$(4,774)	$140,671	$358,841

The accompanying notes are an integral part of these consolidated statements.

STELMAR SHIPPING LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Expressed in thousands of U.S. Dollars)

	2001	2002	2003
Cash Flows from Operating Activities:
Net Income	$34,013	$43,286	$38,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,755	34,644	39,394
Fair value of foreign exchange deal	—	—	237
Loss from sale of vessel	—	—	7,270
Amortization of deferred dry-docking costs	960	3,211	4,646
Amortization of loan fees	139	292	353
Non cash compensation	—	300	—
Provision for income taxes	79	6	0
Interest expense, net	16,732	18,160	16,766
(Increase) Decrease in:
Accounts receivable	(3,355)	790	(187)
Insurance claims	(785)	(70)	(17,567)
Inventories	(965)	(171)	139
Prepayments and other	(1,080)	(998)	(1,385)
Increase (Decrease) in:
Accounts payable	2,821	1,209	11,529
Accrued liabilities excluding bank loan interest	601	998	(886)
Unearned revenue	2,370	(1,249)	1,214
Interest paid	(18,328)	(17,806)	(17,465)
Income taxes paid	(91)	(9)	—
Payments for dry-docking	(4,766)	(8,122)	(7,789)
Translation adjustment	133	104	101

Net Cash from Operating Activities	50,233	74,575	75,001

Cash Flows from (used in) Investing Activities:
Advances for vessels under construction	(46,471)	(15,088)	(76,040)
Vessel acquisitions	(248,672)	(242,343)	(27,487)
Capital expenditure for property and equipment	(319)	(847)	(212)
Increase in restricted cash	—	—	(750)
Net proceeds from sale of vessel	—	—	8,364

Net Cash used in Investing Activities	(295,462)	(258,278)	(96,125)

Cash Flows from (used in) Financing Activities:
Proceeds from long-term debt	191,359	164,147	72,426
Principal payments of long-term debt	(24,957)	(42,732)	(45,735)
Repayment of long-term debt due to sale of vessel	—	—	(7,650)
Dividends paid	—	—	(2,077)
Issuance of common stock	96,599	69,230	6,973
Payment of expenses related to the issuance of common stock	(8,363)	(4,470)	—
Payments for loan fees	(1,456)	(766)	(2,473)

Net Cash from Financing Activities	253,182	185,409	21,464
Net increase in cash and cash equivalents	7,953	1,706	340
Cash and cash equivalents at beginning of year	26,464	34,417	36,123
Cash and cash equivalents at end of year	$34,417	$36,123	$36,463

The accompanying notes are an integral part of these consolidated statements.

STELMAR SHIPPING LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars – except share and per share data unless otherwise stated)

1.             Basis of Presentation and General Information:

The accompanying consolidated financial statements include the accounts of Stelmar Shipping Ltd. (the “Holding Company”) formerly Stelships Inc. and its wholly owned subsidiaries (the “Company”). The Holding Company was formed in January 1997, under the laws of Liberia and became the sole owner of all outstanding shares of Martank Shipping Holdings Ltd. and its subsidiaries, Marship Tankers (Holdings) Ltd. and its subsidiaries, Stelmar Tankers (Management) Ltd. and Stelmar Tankers (UK) Ltd.  All of the above-mentioned companies share common ownership and management.

(g)                  Ship-owning companies directly owned by the Holding Company:

Company	Country of Incorporation	Date of Incorporation	Vessel Name	Flag	Dwt

Ship-owning companies with vessels in operation

Ariel Shipping Corporation	Liberia	January 1993	Fulmar	Cyprus	39,521
Primar Shipping Ltd.	Liberia	May 1993	Primar	Cyprus	39,521
Keymar Ltd.	Liberia	July 1998	Keymar	Cyprus	95,822
Takamar Ltd.	Liberia	July 1998	Takamar	Panama	104,000
Palmar Maritime Ltd.	Liberia	July 1993	City University	Cyprus	39,729
Colmar Ltd.	Liberia	July 1993	Colmar	Cyprus	39,729
Nedimar Ltd.	Liberia	October 1993	Nedimar	Cyprus	46,821
Pearlmar Ltd.	Liberia	July 2000	Pearlmar	Cyprus	69,697
Jademar Ltd.	Liberia	July 2000	Jademar	Cyprus	69,697
Rubymar Ltd.	Liberia	July 2000	Rubymar	Cyprus	69,697
Rosemar Ltd.	Liberia	July 2000	Rosemar	Cyprus	69,697
Luxmar Ltd.	Liberia	February 2001	Luxmar	Panama	45,999
Rimar Ltd.	Liberia	February 2001	Rimar	Panama	45,999
Limar Ltd	Liberia	February 2001	Limar	Panama	46,170
Almar Ltd.	Liberia	February 2001	Almar	Panama	46,162
Jamar Ltd.	Liberia	February 2001	Jamar	Panama	46,100
Camar Ltd.	Liberia	February 2001	Camar	Panama	46,100
Ermar Ltd.	Liberia	February 2001	Ermar	Panama	39,977
Allenmar Ltd.	Liberia	February 2001	Allenmar	Panama	41,570
Capemar Ltd.	Liberia	February 2001	Capemar	Panama	37,615
Petromar Ltd.	Liberia	May 2001	Petromar	Panama	35,768
Cabo Hellas Limited	Liberia	February 2003	Cabo Hellas	Cyprus	69,180
Ambermar Ltd.	Liberia	December 2001	Ambermar	Cyprus	35,700
Goldmar Limited	Liberia	April 2002	Goldmar	Cyprus	69,700
Silvermar Limited	Liberia	April 2002	Silvermar	Panama	69,700
Aquamar Shipping Limited	Liberia	April 2002	Aquamar	Cyprus	47,236
Maremar Limited	Liberia	April 2002	Maremar	Cyprus	47,225
					1,454,132

Company	Country of Incorporation	Date of Incorporation	Hull Number

Ship-owning companies with vessels under construction

Reymar Limited	Liberia	April 2002	Hull 5241
Reginamar Limited	Liberia	April 2002	Hull 5242
Reinemar Limited	Liberia	April 2002	Hull 5243
Cabo Sounion Limited	Liberia	February 2003	Hull 5240
Alcesmar Limited	Liberia	February 2003	Hull S-1108
Alcmar Limited	Liberia	February 2003	Hull S-1109
Andromar Limited	Liberia	February 2003	Hull S-1110
Antigmar Limited	Liberia	February 2003	Hull S-1124
Ariadmar Limited	Liberia	February 2003	Hull S-1125
Atalmar Limited	Liberia	February 2003	Hull S-1126

Ship-owning companies with sold vessel

Promar Ltd.	Liberia	February 2001	(vessel M/T Promar was sold on May 21, 2003.)
Loucamar Ltd.	Liberia	April 1997	(vessel M/T Loucas was sold in December 2000.)

(b)         Μartank Shipping Holdings Ltd. (“Martank”): Martank was formed in March 1993, under the laws of the British Virgin Islands and is the sole owner of the shares of the following ship-owning companies:

Company	Country of Incorporation	Date of Incorporation	Vessel Name	Flag	Dwt

Cleliamar Ltd.	Liberia	October 1994	Cleliamar	Cyprus	68,623
Kliomar Ltd.	Liberia	August 1997	Kliomar	Cyprus	96,088
Polmar Ltd.	Liberia	October 1997	Polys	Cyprus	68,623
Jacamar Ltd.	Liberia	January 1999	Jacamar	Panama	104,024
					337,358

(c)          Stelmar Tankers (Management) Ltd. (the “Manager”): The Manager was formed in September 1992 under the laws of Liberia as Blue Weave Tankers and was renamed Stelmar Tankers (Management) Ltd. in February 1993. It has an office in Greece, established under the provisions of Law 89 of 1967, as amended and as such is not subject to any income taxes in Greece. The Manager provides the vessels with a wide range of shipping services such as technical support and maintenance, insurance consulting, financial and accounting services, for a fixed monthly fee per vessel, which has been eliminated for consolidation purposes.

(d)         Stelmar Tankers (UK) Ltd.: Stelmar Tankers (UK) Ltd. was formed in June 1992, under the laws of the United Kingdom to provide the Company with sale, purchase and chartering services, in exchange for a commission which is charged in accordance with accepted industry standards. Such commission has been eliminated for consolidation purposes.

(e)          Marship Tankers (Holdings) Ltd. (the “Marship”): Marship was formed in August 1993, under the laws of the British Virgin Islands and was the sole owner of the shares of Primar Shipping Ltd. and Palmar Maritime Ltd. Following the transfer of the ownership of the aforementioned companies to the Holding Company prior to 2001, the company became dormant.

The Company is engaged in the ocean transportation of petroleum cargoes worldwide through the ownership and operation of the tanker vessels mentioned above.

Gross revenues for 2001, 2002 and 2003 included revenues deriving from charter agreements with significant charterers as follows (in percentages of total gross revenues):

Charterer	2001	2002	2003
A	19%	—	—
B	15%	22%	19%
C	13%	—	—

2.             Significant Accounting Policies:

(a)                                         Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States and include in each of the three years in the period ended December 31, 2003, the accounts of the Holding Company and its wholly-owned subsidiaries referred to in Note 1 above.

(b)                                         Use of Estimates: The preparation of consolidated financial statements in conformity with the accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(c)                                          Other Comprehensive Income: The Company has adopted the provisions of Statement of Financial Accounting Standards “Statement of Comprehensive Income” (SFAS 130), which requires separate presentation of certain transactions, which are recorded directly as components of stockholders’ equity.

(d)                                         Foreign Currency Translation: The functional currency of the Company is the U.S. Dollar because the Company’s vessels operate in international shipping markets, which utilize the U.S. Dollar as the functional currency. The Company’s books of accounts are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated to reflect the year-end exchange rates. Resulting gains or losses are reflected separately in the accompanying consolidated statements of income. Year-end translation losses or gains were insignificant.

The functional currency of the Company’s wholly owned subsidiary Stelmar Tankers (UK) Ltd. is the British Pound. Accordingly, all balance sheet accounts of this subsidiary are translated using the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the weighted average rate of exchange prevailing during the year. Cumulative translation gains and losses (gains of $104 and $101 at December 31, 2002 and 2003, respectively) are reported as cumulative translation adjustment in “Accumulated Other Comprehensive Income (Loss)”, a separate component of stockholders’ equity. Transaction gains or losses are reported in the consolidated statements of income.

(e)                                      Cash and Cash Equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with original maturity of three months or less to be cash equivalents. Restricted cash concerns minimum cash deposits required to be maintained with a bank for loan compliance purposes.

(f)                                        Accounts Receivable — Trade: The amount shown as Accounts Receivable - Trade at each balance sheet date, includes estimated recoveries from charterers for hire, freight and demurrage billings, net of provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts.

(g)                                     Insurance Claims: Insurance claims at each balance sheet date consist of claims submitted and/or claims being in the process of compilation or submission (claims pending). They are recorded on the accrual basis and represent the claimable expenses, net of deductibles, incurred through December 31 of each year, which are expected to be recovered from insurance companies. Any remaining costs to complete the claims are included in accrued liabilities. The classification of insurance claims (if any) into current and non-current assets is based on management’s expectations as to their collection dates.

(h)                                     Inventories: Inventories consist of bunkers and lubricants and are stated at the lower of cost or market. Lubricants value is determined by the first in, first out method whereas bunkers are priced at moving average cost.

(i)                                        Vessel Cost: Vessels are stated at cost, which consists of the contract price, any material expenses incurred upon acquisition (initial repairs, improvements and delivery expenses) and interest and supervision costs incurred during the construction period. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels, otherwise are charged to expenses as incurred.

(j)                                            Impairment of Long-Lived Assets:  Management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating the carrying values of long-lived assets, management reviews valuations performed by independent marine valuers and compares this to the vessels carrying value. Should the valuation suggest potential impairment, management determines undiscounted projected net operating cash flows for each vessel and compares it to the vessel carrying value. In the event that impairment occurs, a charge is recorded by comparing the asset’s carrying value to the estimated fair value. The review of the carrying amount for each of the Company’s vessels, as of December 31, 2003 indicated that no impairment loss should be recognized.

(k)                                         Vessels Depreciation: Depreciation is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated residual value. Management estimates the useful life of the Company’s vessels to be 25 years. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective. On this basis the useful life of Kliomar was reduced to 21 years.

(l)                                            Property and Equipment and Related Depreciation: Property and equipment in the accompanying consolidated balance sheets are stated at cost. The cost and related accumulated depreciation of assets retired or sold are removed from the accounts at the time of sale or retirement, and any gain or loss is included in the accompanying consolidated statements of income. Depreciation is computed based on the straight-line method at rates equivalent to average estimated economic useful lives.

Description	Useful Life (years)

Leasehold improvements	Nine
Office furniture and equipment	Five
Telecommunication equipment	Five
Computer hardware and software	Five

Depreciation expense for 2001, 2002 and 2003 amounted to $ 214, $ 83 and $450, respectively, and is included in depreciation in the accompanying consolidated statements of income.

(m)                                      Accounting for Dry Docking Costs: Dry-docking costs are carried out approximately every two and a half or five years to coincide with the validity of the related certificates issued by the Classification Societies, unless a further extension is obtained in rare cases and under certain conditions. The Company defers and amortizes these costs over a period of two and a half or five years as applicable or to the next dry-docking date if such has been determined. Unamortized dry-docking costs of vessels sold are written off to income in the year of the vessels’ sale. Dry-docking costs have several aspects including the replacement of worn components, the installation of items or features that are required by new maritime regulations, the installation of new equipment or features that might increase efficiency or safety. Such expenditures do maintain the vessel and preserve its useful life.

(n)                                         Accounting for Special Survey Costs: The vessels’ special survey, which is required to be completed every four to five years, is performed on a continuous basis and related costs are expensed as incurred without material effect on the annual operating results. Such costs are included together with repairs and maintenance in vessel operating expenses in the accompanying consolidated statements of income.

(o)                                         Loan Fees and Other Financing Costs: Fees incurred for obtaining new loans or refinancing existing ones are deferred and amortized over the loans’ repayment periods. Fees relating to loans repaid or refinanced are expensed in the period the repayment or refinancing is made. Other financing costs are amortized over the period the benefit is expected to materialize.

(p)                                         Accounting for P&I Back Calls: The vessels’ Protection and Indemnity (P&I) Club insurance is subject to additional premiums referred to as back calls or supplemental calls and are accounted for on the accrual basis. For years 2002 and 2003, following the Club’s change in billing policy, such calls were incorporated in premiums paid.

(q)                                         Pension and Retirement Benefit Obligations - Crew: The ship-owning companies included in the consolidation, employ the crew on board, under short-term contracts (usually up to nine months) and accordingly, they are not liable for any pension or post retirement benefits.

(r)                                           Pension Indemnities – Administrative Personnel: The employees of the Company are covered by state-sponsored pension funds and are required to contribute a portion of their monthly salary to the fund, with the Company also contributing a portion. Upon retirement, the pension funds are responsible for paying the employees retirement benefits and accordingly there is no obligation for the Company for any post-retirement benefits. The Company’s contributions to the pension funds for 2001, 2002 and 2003, have been recorded to expenses and amounted to $ 165, $ 283 and $ 426, respectively.

(s)                                           Staff Leaving Indemnities – Administrative Personnel: The Company’s employees are entitled to termination payments in the event of dismissal or retirement with the amount of payment varying in relation to the employee’s compensation, length of service and manner of termination (dismissed or retired). Employees who resign or are dismissed with cause are not entitled to termination payments. The number of employees to be dismissed or retired within the coming years is not known. The Company’s liability, on an actuarially determined basis, at December 31, 2002 and 2003, amounted to approximately $ 90, and $ 118, respectively.

(t)                                            Accounting for Revenue and Expenses: Revenues are generated from freight billings and time charters. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter the revenues and associated voyage costs are recognized ratably over the duration of the voyage. The operating results of voyages in progress at a reporting date are estimated and recognized pro-rata on a per day basis. Probable losses on voyages are provided for in full at the time such losses can be estimated. Vessel operating expenses are accounted for on the accrual basis. Unearned revenue represents cash received prior to year-end related to revenue applicable to periods after December 31 of each year.

(u)                                         Repairs and Maintenance: All repair and maintenance expenses including major overhauling and underwater inspection expenses are charged against income in the year incurred. Such costs, which are included in vessel operating expenses in the accompanying consolidated statements of income, amounted to $ 2,855, $ 6,600 and $ 7,770 for 2001, 2002 and 2003 respectively.

(v)                                          Earnings per Share: Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised.

(w)                                       Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, the management, including the chief operating decision makers, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

(x)                                         Derivatives: The Company enters into interest rate swap agreements to partially hedge the exposure of interest rate fluctuations associated with its borrowings as well as in foreign currency forward contracts to partially hedge the exposure against foreign currencies devaluation. Such swap agreements and foreign currency forward contracts are recorded at fair market value in accordance with the provisions of SFAS 133.

Seven interest rate swap agreements and one foreign currency forward contract were open as of December 31, 2003 and have been accounted for under SFAS 133. Interest rate swap agreements met hedge accounting criteria and accordingly their fair value has been included in “Other Comprehensive Income (Loss)” in the accompanying December 31, 2003 consolidated balance sheet. It is the Company’s intention to hold these swap agreements to maturity and accordingly the fair value reflected under “Accumulated Other Comprehensive Income (Loss)” is only for presentation purposes, as it is not expected to materialize.

The foreign currency forward contract did not meet hedge accounting criteria and accordingly its fair value has been included in “Foreign Exchange Losses” in the accompanying December 31, 2003 consolidated statement of income.

The off-balance sheet risk in outstanding swap agreements involves both the risk of a counter party not performing under the terms of the contract and the risk associated with changes in market value. The Company monitors its positions, the credit ratings of counterparties and the level of contracts it enters into with any one party. The counter parties to these contracts are major financial institutions. The Company has a policy of entering into contracts with parties that meet stringent qualifications and, given the high level of credit quality of its derivative counterparties, the Company does not believe it is necessary to obtain collateral arrangements.

(y)                                                  Stock-based compensation: In December 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS 148”). This statement amends FASB Statement No. 123, Accounting For Stock-Based Compensation (“SFAS 123”), to provide alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation.  It also amends the disclosure provisions of SFAS 123 to require prominent disclosure in the summary of significant accounting policies of the effect of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual financial statements. SFAS 148’s amendment of the transition and annual disclosure requirements are effective for fiscal years ending after December 15, 2002. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the company had applied fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year ended December 31, 2001	Year ended December 31, 2002	Year ended December 31, 2003

Net income, as reported	34,013	43,286	38,631

Add: total stock-based employee compensation expense included in reported net income, net of related tax effect	—	—	—
	34,013	43,286	38,631
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	96	—	—

Pro-forma net income	33,917	43,286	38,631

Earnings per share:
Basic – as reported	3.31	2.84	2.25
Basic – pro forma	3.30	2.84	2.25

Diluted – as reported	3.29	2.83	2.24
Diluted – pro forma	3.28	2.83	2.24

The effects of applying SFAS 123 are not indicative of future amounts. The fair value of options granted was estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected life of options (years)	10
Risk-free interest rate	3.44%
Expected volatility of the Company’s stock	35%
Expected dividend yield on Company’s stock	N/A

(z)                                                   Other Recent Accounting Pronouncements: Recent Statements of Financial Accounting Standards (“SFAS”) issued by the Financial Accounting Standards Board (“FASB”) are summarized as follows:

FIN 46, in 2003, the FASB issued Interpretation No.46, as revised (“FIN 46”) “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51”.  FIN 46 introduces a variable interests model to determine control and consolidation of variable interest entities (“VIE”).  A VIE is an entity that, by design, lacks sufficient equity or is structured such that the decision-making ability of its equity holders is limited.  FIN 46 generally requires consolidation of a VIE by its primary beneficiary.  A VIE’s primary beneficiary is the enterprise that, as a result of its interest in the VIE, absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both.  FIN 46 applies to those entities that are considered to be special purpose entities under previously existing U.S. GAAP for financial statement reporting periods ending after December 15, 2003, or may optionally be selectively applied to individual VIE’s effective July 1, 2003.  For all remaining entities that are subject to FIN 46, the interpretation applies for financial statement reporting periods ending after March 15, 2004.

The Company is not involved with any entities in which it has ownership or other financial interests to which the provisions of FIN 46 would apply.  Therefore, except as described above, the adoption of FIN 46 is not expected to have a material effect on the Company’s results of operations or financial position.

(aa)                              Presentation Changes: Certain minor reclassifications have been made to the 2002 prior year consolidated financial statements to conform to the presentation in the 2003 consolidated financial statements. Insurance claims and advances to employees previously reported under accounts receivable, other, are now separately reflected in the accompanying consolidated balance sheets. The provision for doubtful accounts and insurance deductibles, previously reported under other, net and operating expenses, are now separately reflected in the accompanying consolidated statements of income.

3.                          Transactions with Related Parties:

(a)                         World Tankers (UK) Ltd.: The Company, effective 1997, pays to World Tankers (UK) Ltd. (a company controlled by two of the Company’s major stockholders and their family members), a brokerage fee of 1.25% on the charter agreements concluded with a specific charterer.  Such commissions for 2001, and 2002, amounted to $ 64, and $ 24 respectively and are included in commissions in the accompanying consolidated statements of income. No commissions were paid in 2003.

(b)                         Key Systems S.A.: In 1996, the Company signed a supply and support agreement with Key Systems S.A., (a Greek corporation, which was controlled by one of the Company’s major stockholders up to September 2001), to receive computer and software support for both its inland-based operation and on board its vessels. The fees paid to Key Systems S.A. in this respect are included in general and administrative expenses in the accompanying consolidated statements of income and amounted to $ 25 for 2001. No fees were paid in 2002 and 2003.

(c)                          Board of Directors Fees: During 2001, 2002 and 2003, the Company paid Board of Directors’ fees of $93, $177 and $273 respectively. Such fees are included in General and Administrative expenses in the accompanying consolidated statements of income.

(d)                         Advances to Employees: The amount reflected in the accompanying 2003 consolidated balance sheet includes $ 284 of short-term advances to certain executive directors. Such advances were repaid in early February 2004.

4.                      Advances for Vessels Under Construction:

In April 2002, the Company entered into an agreement with Daewoo Shipbuilding of Korea (ex Daewoo Heavy Industries) for the construction of five Panamax tankers, with expected deliveries in November 2003 through July 2004. The construction cost of the new buildings will amount to $ 152,750 of which $ 100,000 will be financed from the proceeds of a long-term bank loan. The shipbuilding contract provides for stage payments of 10% in advance, 10% on steel cutting, 10% on keel laying, 10% on launching and 60% on delivery.

The loan mentioned above will be drawn-down in a number of tranches so as to coincide with the scheduled delivery payments and will mature the date falling 93 months after the delivery of the last hull. The loan will be repayable in fifteen equal semi-annual installments of $ 3,225 each plus a balloon payment of $ 51,625 payable together with the last installment. The loan will bear interest at LIBOR plus a spread and will be secured as follows:

•      First priority mortgage over the vessels

•      Assignments of earnings and insurance of the mortgaged vessels

•      Pledge of shares of the borrowers

•      Corporate guarantees.

In February 2003, the Company concluded an agreement for the purchase of six Handymax tankers under construction with expected delivery dates between January 2004 and July 2004 at a cost of $173,220. The amount will partially be paid through bank loans and partially from the Company’s own funds. Furthermore, $6,412 of the total price was paid in Company’s stock.

The amounts shown in the accompanying consolidated balance sheets include payments to the shipyard and other capitalized costs, in accordance with the accounting policy discussed in Note 2i, as analyzed below:

	2002	2003
Advance payments on signing of contracts	14,875	42,020
Stage payments to the shipyards	—	37,058
Capitalized interest	—	1,209
Other	213	7,784
Total	15,088	88,071

The movement of the account in 2002 and 2003 was as follows:

December 31, 2001	46,555
• Additions	133,285
• Transfers to vessel cost	(164,752)
December 31, 2002	15,088
• Additions	103,527
• Transfers to vessel cost	(30,544)
December 31, 2003	88,071

5.              Vessels:

The amounts in the accompanying consolidated financial statements are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
December 31, 2000	321,306	(56,610)	264,696

Additions (vessels’ contract price)	246,788	—	246,788
Additions (additional capitalized costs)	1,884	—	1,884
Depreciation for the year	—	(21,541)	(21,541)

December 31, 2001	569,978	(78,151)	491,827
Additions (vessels’ contract price)	282,610	—	282,610
Additions (additional capitalized costs)	6,288	—	6,288
Depreciation for the year	—	(34,561)	(34,561)

December 31, 2002	858,876	(112,712)	746,164
Additions (vessels’ contract price)	29,750	—	29,750
Additions (additional capitalized costs)	794	—	794
Disposals (Note 13)	(16,957)	2,637	(14,320)
Depreciation for the year	—	(38,944)	(38,944)
December 31, 2003	872,463	(149,019)	723,444

Cost of vessels at December 31, 2001, 2002 and 2003 includes $ 8,218, $ 14,506 and $ 15,300, respectively, of amounts capitalized in accordance with the accounting policy discussed in Note 2i. These capitalized amounts include interest costs of $ 2,977 (2001), $3,210 (2002) and $3,377 (2003).

On May 21, 2003, M/T Promar was sold for $8,500. The loss resulting from the sale of the vessel, after the elimination of the deferred charges, amounted to $7,270 and has separately been reflected in the accompanying December 31, 2003, consolidated statement of income.

On February 1, 2003, M/T Keymar was grounded by strong winds and was subsequently re-floated. The vessel was dry-docked on February 27, 2003, to undergo major repairs and resumed operations on October 16, 2003. The cost of repairs carried out by the shipyard amounted to $29.8 million and was agreed to be paid in four installments. As of December 31, 2003, the underwriters had paid the first two installments amounting to $12.3 million while the third installment of $8 million was paid by the Company and has been included in Insurance Claims in the accompanying December 31, 2003 consolidated balance sheet. In January 2004 the Company made a partial payment of the fourth installment amounting to $3.5 million. The Company expects that it will recover from the underwriters the total amount paid to the shipyard. The amount of the claim, net of deductible, outstanding at December 31, 2003, totaled $ 18.3 million and is included in Insurance Claims in the accompanying 2003 consolidated balance sheet. The amount payable to the shipyard at December 31, 2003 totaled $ 8 million and is included in Accounts Payable Trade in the accompanying 2003 consolidated balance sheet.

During 2003, the majority of the vessels operated under time charters. At December 31, 2003, vessels Camar, Limar, Keymar and City University were operating in the spot market, while all remaining vessels were operating under time charters as follows:

Vessel	Expiring in	Vessel	Expiring in
Silvermar	June 2007	Capemar	April 2004
Goldmar	May 2007	Primar	April 2004
Almar	June 2006	Rubymar	April 2004
Jacamar	February 2006	Jademar	March 2004
Cabo Hellas	November 2005	Jamar	February 2004
Takamar	September 2005	Kliomar	February 2004
Ambermar	August 2005	Petromar	February 2004
Maremar	March 2005	Fulmar	January 2004
Nedimar	March 2005	Pearlmar	January 2004
Luxmar	February 2005	Polys	January 2004
Rimar	December 2004	Cleliamar	January 2004
Aquamar	August 2004	Ermar	January 2004
Colmar	August 2004	Allenmar	January 2004
Rosemar	May 2004

6.     Deferred Charges:

The unamortized balance shown in the accompanying consolidated balance sheets is analyzed as follows:

	Dry-docking	Loan Fees and Financing Costs	Total

December 31, 2000	1,145	552	1,697
— Additions	4,766	1,456	6,222
— Amortization	(960)	(139)	(1,099)

December 31, 2001	4,951	1,869	6,820
— Additions	8,122	766	8,888
— Amortization	(3,211)	(292)	(3,503)

December 31, 2002	9,862	2,343	12,205
— Additions	7,789	2,473	10,262
— Write - off due to sale of the
Promar (Note 13)	(1,276)	(38)	(1,314)
— Amortization	(4,646)	(353)	(4,999)
December 31, 2003	11,729	4,425	16,154

Amortization for dry-docking and other financing costs is separately reflected in the accompanying consolidated statements of income, while amortization of loan fees is included in interest and finance costs, net in the accompanying consolidated statements of income.

7.                          Accrued Liabilities:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	2002	2003

Vessels’ operating and voyage expenses	2,371	1,750
General and administrative expenses	945	680
Total	3,316	2,430

8.       Long-term Debt:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

Borrower (s)		2002	2003

(a)	Ariel Shipping Corporation	7,200	7,200
(b)	Colmar Ltd.	5,200	5,200
(c)	Primar Shipping Ltd. and Palmar Maritime Ltd.	17,996	15,216
(d)	Nedimar Ltd.	15,800	15,800
(e)	Kliomar Ltd.	17,438	14,925
(f)	Polmar Ltd.	18,625	16,775
(g)	Cleliamar Ltd.	18,625	16,775
(h)	Keymar Ltd.	14,722	13,293
(i)	Takamar Ltd.	23,641	21,703
(j)	Jacamar Ltd.	25,875	23,875
(k)	Luxmar Ltd., Limar Ltd., Camar Ltd., Jamar Ltd. and Ermar Ltd.	59,313	50,188
(l)	Rimar Ltd., Almar Ltd., Allenmar Ltd., Capemar Ltd. and Promar Ltd.	61,375	46,048
(m)	Petromar Ltd.	18,320	17,200
(n)	Pearlmar Ltd. and Jademar Ltd.	43,450	40,350
(o)	Rubymar Ltd.	21,750	20,250
(p)	Rosemar Ltd.	21,906	20,653
(q)	Ambermar Ltd.	19,500	18,100
(r)	Goldmar Limited	22,786	21,086
(s)	Silvermar Limited	22,787	21,087
(t)	Aquamar Shipping Limited	16,500	15,100
(u)	Maremar Limited	15,800	14,400
(v)	Cabo Hellas Limited	—	19,476
(w)	Alcesmar Limited, Alcmar Limited, Andromar Limited, Antigmar Limited, Ariadmar Limited and Atalmar Limited	—	29,150
(x)	Cabo Sounion Limited, Reymar Limited, Reginamar Limited and Reinemar Limited	—	23,800
	Total	488,609	507,650
	Less- current portion	(74,758)	(55,003)
	Long-term portion	413,851	452,647

(a)                         Loan: Balance of U.S. Dollar bank loan (original amount $ 16,000) obtained in June 1995 to refinance a previous loan with the same bank. The loan was refinanced in June 2003 and is payable in twenty equal quarterly installments through December 2008 and a balloon payment of $2,092 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.19% and 2.58%, respectively.

(b)                         Loan: Balance of U.S. Dollar bank loan (original amount $ 14,000) obtained in June 1995 to refinance a previous loan with the same bank. The loan was refinanced in June 2003 and is payable in twenty equal quarterly installments through December 2008 and a balloon payment of $1,512 payable together with the last installment.  The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.19% and 2.58%, respectively.

(c)                          Loan: Balance of U.S. Dollar bank loan (original amount $ 31,500) obtained in September 1995 to refinance a previous loan with the same bank. Following the assumption of the unpaid balance of $ 3,080 of the loan of the Loucas following its sale, subsequent to December 31, 2000, the loan was refinanced and the balance at December 31, 2003 is repayable in seven equal quarterly installments through September 2005 and a balloon payment of $ 10,351 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 3.00% and 2.42%, respectively.

(d)                         Loan: Balance of U.S. Dollar bank loan (original amount $ 24,000) obtained in December 1995 to refinance a previous loan with the same bank. The loan was refinanced in June 2003 and is payable in twenty equal quarterly installments through December 2008 and a balloon payment of $4,596 payable together with the last installment.  The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.19% and 2.58%, respectively.

(e)                          Loan: Balance of U.S. Dollar bank loan (original amount $ 30,000) obtained in October 1997 to partially finance the acquisition cost of the Kliomar. The balance at December 31, 2003 is repayable in four equal semi-annual installments through October 2005 and a balloon payment of $ 9,900 payable together with the last installment.  The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.41% and 1.79%, respectively.

(f)                            Loan: Balance of U.S. Dollar bank loan (original amount $ 25,500) obtained in December 1997 to partially finance the acquisition cost of the Polys. The balance at December 31, 2003 is repayable in nine equal semi-annual installments through January 2008 and a balloon payment of $ 8,450 payable together with the last installment.  The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.6% and 1.73%, respectively.

(g)                         Loan: Balance of U.S. Dollar bank loan (original amount $ 25,500) obtained in January 1998 to partially finance the acquisition cost of the Cleliamar. The balance at December 31, 2003 is repayable in nine equal semi-annual installments through January 2008 and a balloon payment of $ 8,450 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.6% and 1.73%, respectively.

(h)                         Loan: Balance of U.S. Dollar bank loan (original amount $ 20,800) obtained in September 1998 to partially finance the acquisition cost of the Keymar. The balance at December 31, 2003 is repayable in nineteen equal quarterly installments through September 2008 and a balloon payment of $ 6,500 payable together with the last installment.  The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.89% and 2.45%, respectively.

(i)                            Loan: Balance of U.S. Dollar bank loan (original amount $ 31,875) obtained in September 1998 to partially finance the acquisition cost of the Takamar. The balance at December 31, 2003 was fully repaid in January 2004 following the sale and leaseback of the vessel (Note 17). The interest rate was based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.89% and 2.33%, respectively.

(j)                            Loan: Balance of U.S. Dollar bank loan (original amount $ 31,875) obtained in February 1999 to partially finance the acquisition cost of the Jacamar. The balance at December 31, 2003 was fully repaid in January 2004 following the sale and leaseback of the vessel (Note 17).  The interest rate was based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.04% and 1.77%, respectively.

(k)                         Loan: Balance of U.S. Dollar bank loan (original amount $ 73,000) obtained in April 2001 to partially finance the acquisition cost of the Luxmar, Limar, Camar, Jamar and Ermar. The balance at December 31, 2003 is repayable in eleven equal semi-annual installments through June 2009. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.56% and 2.31% respectively.

(l)                            Loan: Balance of U.S. Dollar bank loan (original amount $ 72,000) obtained in May 2001 to partially finance the acquisition cost of the Rimar, Almar, Allenmar, Capemar and Promar. Following the sale of Promar in May 2003 its loan was fully repaid. The balance at December 31, 2003 is repayable in seven equal quarterly installments of $ 1,850 each, twelve equal quarterly installments of $ 1,089 each through September 2008 and a balloon payment of $ 20,030 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.79% and 2.55% respectively.

(m)                      Loan: Balance of U.S. Dollar bank loan (original amount $ 20,000) obtained in June 2001 to partially finance the acquisition cost of the Petromar. The balance at December 31, 2003 is repayable in fifteen equal semi-annual installments through June 2011 and a balloon payment of $ 8,800 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.71% and 2.5% respectively.

(n)                         Loan: Balance of a U.S. Dollar bank loan (original amount $ 45,000) obtained in January 2002 to partially finance the construction cost of the Pearlmar and Jademar. The balance at December 31, 2003 is repayable in seventeen equal semi-annual installments through March 2012 and a balloon payment of $ 14,000 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 3.04% and 2.46% respectively.

(o)                         Loan: Balance of a U.S. Dollar bank loan (original amount $ 22,500) obtained in April 2002 to partially finance the construction cost of Rubymar. The balance at December 31, 2003 is repayable in thirty-four quarterly equal installments through April 2012 and a balloon payment of $ 7,500 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 3.22% and 2.3% respectively.

(p)                         Loan: Balance of a U.S. Dollar bank loan (original amount $ 22,533) obtained in May 2002 to partially finance the construction cost of Rosemar The balance at December 31, 2003 is repayable in seventeen equal semi-annual installments through May 2012 and a balloon payment of $10,000 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 3.38% and 2.48% respectively.

(q)                         Loan: Balance of a U.S. Dollar bank loan (original amount $ 20,200) obtained in February 2002 to partially finance the acquisition of Ambermar. The balance at December 31, 2003 is repayable in thirteen equal semi annual installments through February 2010 and a balloon payment of $9,000 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.88% and 2.06% respectively.

(r)                           Loan:  Balance of a U.S. Dollar bank loan (original amount of $ 23,636) obtained in May 2002 to partially finance the acquisition of Goldmar. The balance at December 31, 2003 is repayable in fourteen equal quarterly installments of $425 each, nineteen equal quarterly installments of $325 each through March 2012 and a balloon payment of $8,961 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 3.1% and 2.3% respectively.

(s)                           Loan: Balance of a U.S. Dollar bank loan (original amount of $ 23,637) obtained in June 2002 to partially finance the acquisition of Silvermar. The balance at December 31, 2003 is repayable in fourteen equal quarterly installments of $425 each, nineteen equal quarterly installments of $325 each through March 2012 and a balloon payment of $8,962 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 3.1% and 2.3% respectively.

(t)                            Loan: Balance of a U.S. Dollar bank loan (original amount of $ 16,500) obtained in July 2002 to partially finance the acquisition of Aquamar. The balance at December 31, 2003 is repayable in fourteen equal semi annual installments through July 2010 and a balloon payment of $5,300 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 2.87% and 2.18% respectively.

(u)                         Loan: Balance of a U.S. Dollar bank loan (original amount of $ 16,500) obtained in June 2002 to partially finance the acquisition of Maremar. The balance at December 31, 2003 is repayable in thirteen equal semi annual installments through June 2010 and a balloon payment of $5,300 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2002 and 2003 were 3.1% and 2.27% respectively.

(v)                          Loan: U.S. Dollar bank loan (part of a $100,000 loan facility to partially finance the construction cost of Cabo Hellas, Cabo Sounion, Reymar, Reginamar and Reinemar) obtained in November 2003 to partially finance the acquisition of Cabo Hellas. The balance at December 31, 2003 is repayable in fifteen equal semi annual installments together with a balloon payment of $10,054 payable with the last installment, by June 2012 at the latest. The interest rate is based upon LIBOR plus a spread. The interest rate, including the spread, at December 31, 2003 was 2.61%.

(w)                       Loan: Partial draw downs of a $40 million U.S. Dollar revolving facility obtained to finance the stage payments to the shipyard in connection with the construction of Alcesmar, Alcmar, Andromar, Antigmar, Ariadmar and Atalmar. The facility has no repayment terms and upon delivery of each hull the corresponding drawn portion of the facility will be repaid by already arranged U.S. Dollar bank loans. The facility will fully be repaid upon delivery of the last hull. The interest rate is based upon LIBOR plus a spread. The interest rate, including the spread, at December 31, 2003 was 2.40%.

(x)                         Loan: Partial draw downs of a U.S. Dollar $100 million bank loan obtained to partially finance the construction cost of Cabo Sounion, Reymar, Reginamar and Reinemar. The loan will fully be drawn down upon delivery of the last hull. The repayment of the loan will start three months after the delivery of the last hull or on December 15, 2004 whichever is earlier and will be made in fifteen equal semi annual installments together with a balloon payment of $41,571 payable with the last installment, by June 2012 at the latest. The interest rate is based upon LIBOR plus a spread. The interest rate, including the spread, at December 31, 2003 was 2.42%.

The range of the interest rates of the above loans during the years ended December 31, 2001, 2002 and 2003 was as follows:

2001	2.72% - 7.75%
2002	2.04% - 6.47%
2003	1.77% - 6.47%

Bank loan interest expense for the years ended December 31, 2001, 2002 and 2003 amounted to $ 17,618, $ 18,393 and $ 17,449 respectively, and is included in interest and finance costs, net in the accompanying consolidated statements of income. Of these amounts $ 886, $ 233 and $ 683 in 2001, 2002 and 2003, respectively, were capitalized and are included in Vessels Under Construction and in Vessels in the accompanying consolidated balance sheets.

The loans are secured as follows:

•                                  First, second, third and fourth priority mortgages over the Colmar;

•                                  First, second and third priority mortgages over the Kliomar;

•                                  First and second priority mortgages over the Polys, Cleliamar, Primar and City University;

•                                  First priority mortgage over the Fulmar, Nedimar, Keymar, Takamar, Jacamar, Luxmar, Limar, Camar, Jamar, Ermar, Rimar, Almar, Allenmar, Capemar, Promar, Petromar, Ambermar, Pearlmar, Jademar, Rubymar, Rosemar, Goldmar, Silvermar, Aquamar, Maremar and Cabo Hellas;

•                                  Assignments of earnings and insurances of the mortgaged vessels;

•                                  Pledge of shares of the borrowers; and

•                                  Corporate guarantees.

The loan agreements include covenants, among others, requiring the borrowers to obtain the lenders’ prior consent in order to incur or issue any financial indebtedness, additional borrowings, pay dividends (as defined in the related agreements), give loans to stockholders, sell vessels and assets and change the beneficial ownership or management of the vessels. Also, the covenants require the borrowers to maintain a minimum hull value in connection with the vessels’ outstanding loans, minimum ratios of total debt against equity, insurance coverage of the vessels against all customary risks and maintenance of operating bank accounts with minimum balances. In relation with the covenants of certain loans, dividends can be distributed without the prior consent of the lending banks for an amount not exceeding 50% of the net income.

The annual principal payments required to be made subsequent to December 31, 2003 are as follows:

Year	Amount

2004	55,003
2005	83,125
2006	51,544
2007	49,295
2008	108,959
2009 and thereafter	159,724
507,650

9.              Contingencies:

Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such contingent liabilities, which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements. Up to $ 1 billion of the liabilities associated with the individual vessels actions, mainly for sea pollution is covered by the Protection and indemnity (P&I) Club insurance. Other liabilities are insured up to the prevailing reinsurance limit of $ 4.25 billion.

10.       Stock Option Plan:

On March 6, 2001, 323,500 stock options with an exercise price of $12.30 were granted to the Company’s officers, key employees and directors under the 2001 Stock Option Plan (the “Plan”) of the Company. Under the original terms of the Plan, the options were scheduled to fully vest on March 6, 2003. These options expire on March 6, 2011.

On October 11, 2001, an aggregate of 8,000 additional options with an exercise price of $13.52 were granted to certain members of the Board of Directors. These options are subject to the terms and conditions as set forth in the Plan and were originally scheduled to fully vest on March 6, 2003. These options expire on March 6, 2011.

On October 22, 2002, the Board of Directors modified the Plan to accelerate the vesting date of all options outstanding to December 31, 2002, thus establishing a new measurement date for all outstanding options under the Plan on the modification date. The Plan modification did not have a material impact on the Company’s financial position or results of operations.

A summary of the status of the stock options as of December 31, 2001, 2002 and 2003 and changes for the three years then ended, is presented below:

	2001		2002		2003
	Shares	Weighted – average exercise price	Shares	Weighted – average exercise price	Shares	Weighted – average exercise price

Outstanding at beginning of year	—	—	328,500	12.34	328,500	12.34
Granted	331,500	12.34	—	—	—	—
Exercised	—	—	—	—	(20,000)	12.31
Forfeited	(3,000)	12.31	—	—	(38,000)	12.31
Expired	—	—	—	—	—	—

Outstanding at end of year	328,500	12.34	328,500	12.34	270,500	12.35
Options exercisable at year-end	—	—	328,500	12.34	270,500	12.35

As of December 31, 2003, the weighted-average remaining contractual life of outstanding options is 7.2 years.

The total fair value of the options granted under the stock plans in 2001 was computed as approximately $ 96. No new options were granted in 2003 and 2002.

11.               Earnings per Common Share:

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the foregoing and the exercise of all dilutive stock options using the treasury stock method.

The components of the numerator and denominator for the calculation of basic earnings per share and diluted earnings per share are as follows:

	2001	2002	2003

Numerator:
Net income – basic and diluted	34,013	43,286	38,631

Denominator:
Denominator for basic earnings per share – weighted average shares	10,290,028	15,262,194	17,195,152

Effect of dilutive securities:
Employee stock options	63,782	52,056	83,737

Dilutive potential common shares
Denominator for diluted earnings per share – adjusted weighted average shares and assumed conversions	10,353,810	15,314,250	17,278,889

Basic earnings per share	$3.31	$2.84	$2.25

Diluted earnings per share	$3.29	$2.83	$2.24

12.               Interest and Finance Costs:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2001	2002	2003

Interest on long-term debt	16,732	18,160	16,073
Mortgagee interest	130	237	257
Bank charges	88	137	197
Amortization of financing fees	139	292	353
Total	17,089	18,826	16,880

13.               Loss on Sale of Vessel:

Upon the sale of the Promar the Company realized a loss, as analyzed below:

Amount
Sale proceeds, net
— Selling price	8,500
— Selling expenses	(136)
8,364
Vessel’s net book value at the date of sale

— Vessel’s cost (Note 5)	(16,957)
— Depreciation up to the sale date (Note 5)	2,637
(14,320)
Deferred charges, written-off (Note 6)	(1,314)

Net loss	(7,270)

14.               Financial Instruments:

On October 10, 1999, the Company concluded an interest rate cap agreement for a period of six years (through October 10, 2005) for an amount of $ 15,000. Since LIBOR has not exceeded 7% there was no charge for the Company with respect to this interest rate cap agreement for years 2001, 2002 and 2003.

On October 26, November 30, and December 20, 2000 the Company concluded three interest rate swap agreements (the first two with effective date December 11, 2000 and the third with effective date March 12, 2001) for a period of five years (through September 12, 2005) for amounts of $ 14,000, $ 10,000 and $ 31,500, respectively. Under these agreements, the Company has fixed the interest rate up to 6.50%, 6.45% and 5.88%, respectively.

On November 28, 2001, the Company concluded two interest rate swap agreements with effective dates December 17, 2001 and December 18, 2001 respectively. The first is for a period of three years for an amount of $16,781 and the second for a period of five years for an amount of $18,168. Under these agreements the Company has fixed the interest rate at 4.25% and 4.77%, respectively.

On July 10, 2002, the Company concluded two interest swap agreements with effective dates September 13, 2002 each. Both are for a period of five years and for an amount of $ 23,575 each. Under the agreement the Company has fixed the interest rate at 4.20% and 4.38% respectively.

On December 15, 2003, the Company entered a foreign currency forward contract for a period of six months to sell an amount of Euros 6.5 million and purchase U.S. Dollars. Under this contract the Company has fixed the Euro exchange rate against the U.S. Dollar at 1.2182.

15.               Income Taxes:

Liberia, Greece, Panama and Cyprus do not impose a tax on international shipping income. Under the laws of Liberia, Greece, Panama and Cyprus the countries of the companies’ incorporation and vessels’ registration, the companies are subject to registration and tonnage taxes which have been included in vessel operating expenses in the accompanying consolidated statements of income ($ 93, $ 179 and $ 200 in 2001, 2002 and 2003, respectively).

Stelmar Tankers (UK) Ltd. is subject to income tax in accordance with the tax laws of the United Kingdom. No provision for income taxes was required for the years up to 1997 as the company utilized carry-forward tax losses. The accompanying consolidated statements of income include a provision for income taxes of $ 79, $6 and $0 in, 2001, 2002 and 2003, respectively, which is included in general and administrative expenses.

Pursuant to the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the company operating the ships meets certain requirements.  Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All the company’s ship-operating subsidiaries satisfy these initial criteria. In addition, these companies must be more than 50% owned by individuals who are residents, as defined, in the countries of incorporation or another foreign country that grants an equivalent exemption to U.S. corporations. Subject to proposed regulations becoming finalized in their current form, the management of the Company believes that by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like the Company, the second criterion can also be satisfied based on the trading volume and ownership of the Company’s shares, but no assurance can be given that this will remain so in the future.

16.               Financial Instruments:

The principal financial assets of the Company consist of cash on hand and at banks and accounts receivable due from charterers. The principal financial liabilities of the Company consist of long-term bank loans and accounts payable due to suppliers.

(a)                         Interest rate risk: The Company’s interest rates and long-term loans repayment terms are described in Note 8.

(b)                         Credit risk: The credit risk is minimized since accounts receivable from charterers are presented net of the relevant provision for uncollectible amounts, whenever required.

(c)                          Fair value: The carrying amounts reflected in the accompanying consolidated balance sheets of financial assets and liabilities approximate their respective fair values due to the short maturities of these instruments. The fair values of long-term bank loans approximate the recorded values, generally due to their variable interest rates. The fair value of the swap agreements discussed in Note 14 equates to the amount that would be paid by the Company to cancel the swap. Such fair value at December 31, 2003, was a liability of $ 4,885 and has been included in “Accumulated Other Comprehensive Income/(Loss)” in the accompanying consolidated balance sheet. The fair market value of the foreign currency forward contract also discussed in Note 14, at December 31, 2003, was $237 and has been included in “Foreign currency losses, net” in the accompanying 2003 consolidated statement of income.

17.                   Subsequent Events:

(a)                      Sale and Leaseback: In January 2004 the Company sold and leased back, under separate Bare Boat charter agreements, the vessels Takamar and Jacamar. The vessels were sold at a price of $35.5 million and $36.9 million respectively resulting to a net gain of $0.7 million. The Bare Boat charter agreements each have durations of seven years.

(b)                      Delivery of Hulls S-1108 and S-1109: In January 2004 the Company took delivery of the first two STX Handymax tankers (Note 4). The vessels’ cost amounted to $29.9 million and $29.5 million respectively and was partially financed by U.S. Dollar bank loans.

(c)        Delivery of Hull 5240: In January 2004 the Company took delivery of its second Panamax tanker (Note 4). The vessel’s cost amounted to $30.3 million and was partially financed by a U.S. Dollar bank loan.

STELMAR SHIPPING LTD.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

BALANCE SHEETS - DECEMBER 31, 2002 AND 2003

(Expressed in thousands of U.S. Dollars)

	2002	2003

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,250	$347
Due from subsidiaries	3,873	175
Prepayments and other	85	66

Total current assets	5,208	588

INVESTMENTS	315,610	364,392

Total assets	$320,818	$364,980

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable- trade	125	117
Accrued liabilities	595	900
Financial instruments fair value	7,950	5,122

Total current liabilities	8,670	6,139

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 20,000,000 shares authorized, none issued.	—	—
Common stock, $0.02 par value; 25,000,000 shares authorized; 16,819,750 and 17,305,687 issued and outstanding at December 31, 2002 and 2003, respectively.	336	346
Additional paid-in capital, net	215,635	222,598
Accumulated other comprehensive income / (loss)	(7,940)	(4,774)

Retained earnings	104,117	140,671

Total stockholders’ equity	312,148	358,841

Total liabilities and stockholders’ equity	$320,818	$364,980

STELMAR SHIPPING LTD.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Expressed in thousands of U.S. Dollars - except per share data)

	2001	2002	2003

REVENUES:
Revenue from investments	$33,636	$44,997	$41,208
General and administrative expenses	(465)	(1,810)	(2,593)

Operating income	33,171	43,187	38,615

OTHER INCOME (EXPENSES):
Interest and finance costs, net	842	99	16

Total other income (expenses), net	842	99	16

Net Income	$34,013	$43,286	$38,631

Earnings per share, basic	$3.31	$2.84	$2.25

Weighted average number of shares, basic	10,290,028	15,262,194	17,195,152

Earnings per share, diluted	$3.29	$2.83	$2.24

Weighted average number of shares, diluted	10,353,810	15,314,250	17,278,889

STELMAR SHIPPING LTD.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Expressed in thousands of U.S. Dollars)

	Comprehensive Income	Capital Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income / (Loss)	Retained Earnings	Total
BALANCE, December 31, 2000		$76	$55,064	$(227)	$34,653	$89,566
Cumulative effect of measurement of fair value of financial instruments at January 1, 2001	(561)	—	—	(561)	—	(561)
Issuance of common stock	—	161	96,438	—	—	96,599
Expenses related to the issuance of common stock	—	—	(8,363)	—	—	(8,363)
Reinvestment of earnings	—	—	6,831	—	(6,831)	—
Other comprehensive income
— Fair value of financial instruments	(1,939)	—	—	(1,939)	—	(1,939)
— Currency translation adjustments	133	—	—	133	—	133
Comprehensive income	$31,646

BALANCE, December 31, 2001		$237	$149,970	$(2,594)	$61,835	$209,448
Issuance of common stock	—	99	69,131	—	—	69,230
Expenses related to the issuance of common stock	—	—	(4,470)	—	—	(4,470)
Reinvestment of earnings	—	—	1,004	—	(1,004)	—
Net income	43,286	—	—	—	43,286	43,286
Other comprehensive income
— Fair value of financial instruments	(5,450)	—	—	(5,450)	—	(5,450)
— Currency translation adjustments	104	—	—	104	—	104
Comprehensive income	$37,940

BALANCE, December 31, 2002		$336	$215,635	$(7,940)	$104,117	$312,148
Issuance of common stock	—	10	6,963	—	—	6,973
Net income	38,631	—	—	—	38,631	38,631
Dividends paid (US dollars 0.12 per share)	—	—	—	—	(2,077)	(2,077)
Other comprehensive income
— Fair value of financial instruments	3,065	—	—	3,065	—	3,065
— Currency translation adjustments	101	—	—	101	—	101
Comprehensive income	$41,797

BALANCE, December 31, 2003		$346	$222,598	$(4,774)	$140,671	$358,841

STELMAR SHIPPING LTD.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Expressed in thousands of U.S. Dollars)

	2001	2002	2003
Cash Flows from Operating Activities:

Net income	$34,013	$43,286	$38,631
Adjustments to reconcile net income to net cash provided by operating activities:
Fair value of foreign exchange deal	—	—	237
(Increase) Decrease in:
Accounts receivable	—	(3,958)	3,717
Increase (Decrease) in:
Accounts payable	(125)	(22)	(8)
Accrued liabilities excluding bank loan interest	—	595	305
Translation adjustment	133	104	101

Net Cash from Operating Activities	34,021	40,005	42,983

Cash Flows from (used in) Investing Activities:
Reinvestment of earnings	(6,831)	(1,004)	—
Investment in subsidiaries	(121,389)	(104,485)	(48,782)

Net Cash used in Investing Activities	(128,220)	(105,489)	(48,782)

Cash Flows from (used in) Financing Activities:
Dividends received and reinvested	6,831	1,004	—
Dividends paid	—	—	(2,077)
Contribution to paid-in capital	88,236	64,760	6,973

Net Cash from Financing Activities	95,067	65,764	4,896

Net increase (decrease) in cash and cash equivalents	868	280	(903)
Cash and cash equivalents at beginning of year	102	970	1,250

Cash and cash equivalents at end of year	$970	$1,250	$347

Schedule I — Notes to Condensed Financial Information of Stelmar Shipping Ltd.

In the Parent Company only financial statements the Company's investment and subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition.  The Parent Company only financial statements should be read in conjunction with the Company's consolidated financial statements.